EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

SUN HEALTHCARE GROUP, INC.,

HORIZON MERGER INC.

and

HARBORSIDE HEALTHCARE CORPORATION

Dated as of October 19, 2006

		Page

ARTICLE I DEFINITIONS		1

Section 1.1	Certain Defined Terms	1
Section 1.2	Table of Definitions	6

ARTICLE II THE MERGER		8

Section 2.1	The Merger	8
Section 2.2	Closing; Effective Time	8
Section 2.3	Effects of the Merger	9
Section 2.4	Certificate of Incorporation and Bylaws	9
Section 2.5	Directors; Officers	9

ARTICLE III CONVERSION OF SHARES		9

Section 3.1	Effect on Capital Stock, Warrants and Company Stock Options	9
Section 3.2	Payment for Shares, Warrants and Company Stock Options	11
Section 3.3	Stockholder Representative	14

i

(continued)

		Page

Section 4.21	HIPAA Compliance	27
Section 4.22	Hill-Burton Act	27

ARTICLE VII CONDITIONS TO CLOSING		42

Section 7.1	General Conditions	42
Section 7.2	Conditions to Obligations of the Company	43
Section 7.3	Conditions to Obligations of Acquiror and MergerCo	43

ii

(continued)

		Page

ARTICLE VIII TERMINATION		44

Section 8.1	Termination	44
Section 8.2	Effect of Termination	45

Exhibits

Exhibit A - Form of Certificate of Merger

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 19, 2006 (this "Agreement"), is between SUN HEALTHCARE GROUP, INC., a Delaware corporation ("Acquiror"), HORIZON MERGER INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("MergerCo") and HARBORSIDE HEALTHCARE CORPORATION, a Delaware corporation (the "Company").

RECITALS

A. Acquiror has formed MergerCo for the purpose of merging it with and into the Company (the "Merger") in order to acquire the Company as a wholly-owned subsidiary.

B. The Boards of Directors of each of Acquiror, MergerCo and the Company have (i) determined that the consideration to be paid in the merger of MergerCo with and into the Company upon the terms and subject to the conditions set forth herein would be advisable, fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and conditions set forth in this Agreement in accordance with Delaware General Corporation Law (the "DGCL").

C. The Board of Directors of the Company has resolved to submit this Agreement to a vote of the stockholders of the Company and, subject to the terms hereof, to recommend approval of this Agreement to the stockholders of the Company entitled to vote thereon.

D. The Stockholders entitled to vote on the Merger have indicated their willingness to deliver, immediately following the execution and delivery of this Agreement, a written consent in compliance with the DGCL that approves and adopts this Agreement and the transactions contemplated hereby.

E. Acquiror, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

                "Action" means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

"Bylaws" means the bylaws of the Company, as in effect immediately prior to the Effective Time.

"Certificate of Designations" means the Company's Certificate of Designations with respect to its Preferred Stock.

"Certificate of Incorporation" means the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time.

"Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

"Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

"Class C Common Stock" means the Class C Common Stock, par value $0.01 per share, of the Company.

"Class D Common Stock" means the Class D Common Stock, par value $0.01 per share, of the Company.

"Code" means the United States Internal Revenue Code of 1986, as amended through the date hereof.

"Common Stock" means, collectively, the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Undesignated Common Stock.

"Company Stock Options" means options to purchase shares of the Common Stock.

"Company Transaction Expenses" means the aggregate amount of the costs, fees and expenses incurred by the Company in accordance with Section 9.2 (except for expenses paid prior to August 31, 2006 that do not exceed $700,000 in the aggregate).

"Employee Merger Payments" means any employee bonuses or similar compensation payable as a result of or in connection with the Merger including, without limitation, the amounts set forth on Schedule 9.2(a) (excluding any amounts payable by Acquiror pursuant to Section 9.2(b)).

"Encumbrance" means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

"Environmental Laws" means any Laws or common law in effect as of the date hereof relating to pollution or protection of the environment, natural resources and human health and safety, including those relating to Releases of Hazardous Materials or otherwise relating to the treatment, storage, transport or handling of Hazardous Materials.

"Environmental Permits" means all Permits under any Environmental Law.

"Facilities" means all hospitals, outpatient clinics, long-term care facilities, nursing homes, rehabilitation facilities, assisted living facilities, independent living facilities or other healthcare facilities operated by the Company or any of its Subsidiaries.

"Fully Diluted Shares" means (i) the aggregate number of shares of Common Stock (excluding Common Stock owned by MergerCo, any Affiliate of MergerCo or any Subsidiary of the Company) issued and outstanding as of the Closing Date plus (ii) the aggregate number of shares of Common Stock issuable upon exercise of all Company Stock Options and Warrants issued and outstanding as of the Closing Date with an exercise price below the Per Share Merger Consideration plus (iii) the aggregate number of shares of Common Stock issuable on the Closing Date upon conversion of the Preferred Stock issued and outstanding as of the Closing Date in accordance with the terms of the Certificate of Designations.

"GAAP" means United States generally accepted accounting principles as in effect on the date hereof.

"Governmental Authority" means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

"Hazardous Materials" means all materials, wastes or substances defined by, or regulated under, any Environmental Laws as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum and petroleum products, asbestos, lead, toxic mold, radioactive materials and polychlorinated biphenyls.

"Indebtedness" means (i) all indebtedness for borrowed money, (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (iii) notes payable, (iv) letters of credit and any other agreements relating to the borrowing of money or extension of credit (excluding lines of credit), (v) all obligations under financing or capital leases (as defined by GAAP) and (vi) all guarantees and arrangements having the economic effect of a guarantee of or by a Person of any Indebtedness of any other Person.

"Intellectual Property" means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration and (iv) confidential and proprietary information, including trade secrets and know-how.

"IRS" means the Internal Revenue Service of the United States.

"Knowledge", with respect to the Company, means the actual (but not constructive or imputed) knowledge of the persons listed on Schedule 1.1(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

"Law" means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

"Leased Real Property" means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

"Loan and Security Agreement" means the Second Amended and Restated Loan and Security Agreement, dated April 28, 2006, by and among the Company, General Electric Capital Corporation, Merrill Lynch Capital and the financial institutions from time to time party thereto.

"Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is materially adverse to (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except in the case of clause (i) for any event, change, circumstance, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (a) general national, international or regional economic, political or financial conditions, including any such event, change, circumstance, effect or state of facts resulting from acts of war (whether or not declared) or terrorism or other force majeure events, but only if they do not materially disproportionately affect the Company and its Subsidiaries taken as a whole relative to the industry in which the Company and its Subsidiaries operate generally, (b) generally affecting the industry in which the Company and its Subsidiaries operate generally (including legislative, legal and regulatory changes), but only if they do not materially disproportionately affect the Company and its Subsidiaries taken as a whole relative to the industry in which the Company and it Subsidiaries operate generally, (c) actions taken pursuant to or in accordance with this Agreement or at the request of Acquiror, (d) changes in Laws or GAAP and (e) the execution or delivery of this Agreement or the announcement or pending status of the transactions contemplated by this Agreement.

"Merger Consideration" means the sum of (i) the Purchase Price plus (ii) the aggregate exercise price of all unexercised Company Stock Options and Warrants outstanding immediately prior to the Effective Time with an exercise price below the Per Share Merger Consideration minus (iii) the amount of the Company Transaction Expenses.

"Owned Real Property" means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

"Per Share Merger Consideration" means an amount, rounded to the nearest $0.01, equal to the Merger Consideration divided by the Fully Diluted Shares.

"Permit" means any permit, license, franchise, approval, certificate, consent, waiver, concession, exemption, order, registration, notice, certificate of need or other authorization granted by any Governmental Authority.

"Permitted Encumbrance" means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business for obligations not yet due or payable or not yet delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances on real property that do not materially interfere with the present use of the real property of the Company and its Subsidiaries taken as a whole.

"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

"Preferred Purchase Price" means (i) the Per Share Merger Consideration times (ii) the number of shares of Common Stock issuable upon conversion on the Closing Date (in accordance with the terms of the Certificate of Designations) of the Preferred Stock outstanding as of the Closing Date, as designated in writing by the Stockholder Representative in accordance with Section 3.1(h).

"Preferred Stock" means the Company's 13% Convertible Exchangeable Preferred Stock, par value $0.01 per share.

"Present Fair Saleable Value" means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

"Purchase Price" means $349,400,000.

"Release" means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

"Representatives" means, with respect to any Person, the officers, employees, agents, accountants, advisors, bankers and other representatives of such Person.

"Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

"Shares" means the shares of Common Stock and Preferred Stock outstanding immediately prior to the Effective Time.

"Stockholder" means each holder of Shares.

"Subsidiary" means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

"Tax" or "Taxes" (and with correlative meaning, "Taxable", "Taxation" and "Taxing") means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

"TRICARE" means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the "Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)".

"Undesignated Common Stock" means the Common Stock (as defined in the Certificate of Incorporation), par value $0.01 per share, of the Company.

"Warrants" means the Series B Warrants and Series C Warrants of the Company, entitling the holders thereof to purchase shares of Common Stock.

"Wire Transfer Recipients" means the Stockholders and holders of Warrants designated in writing by the Company no later than 3 Business Days prior to the Closing.

Section 1.2 Table of Definitions. The following words and terms have the meanings set forth in the Sections referenced below:

Definition	Location

2006 Year-End Required Financial Information	6.13(b)
Acquiror	Preamble
Acquiror Disclosure Schedules	Article V
Affected Employees	6.7(a)
Agreement	Preamble
Balance Sheet	4.6(a)
Bank Financing	5.6(a)
Bank Syndication Period	6.12(b)
Bond Financing	6.12(a)
Bridge Financing	5.6(a)
Certificate of Merger	2.2(b)
Certificates	3.2(c)
Closing	2.2(a)
Closing Date	2.2(a)
COD Amendment	3.1(g)
Commitment Letter	5.6(a)(i)
Company	Preamble
Company Health Care Licenses	4.8(b)
Company Stockholder Approval	4.2(a)
Confidentiality Agreement	6.8
Consideration Certificate	3.1(h)
CP Satisfaction Date	6.12(a)
Current Transaction Expense Tax Benefit Amount	6.17(a)
D&O Indemnified Liabilities	6.11(a)
D&O Indemnified Parties	6.11(a)
Deductible Transaction Expenses	6.17(a)
DGCL	Recitals
Disclosure Schedules	Article IV
Dissenting Shares	3.1(e)
Effective Time	2.2(b)
Employee Plans	4.10(a)
ERISA	4.10(a)
Financial Statements	4.6(a)
Financing	5.6(a)(i)
Financing Period	6.12(b)
Former Properties	4.16(a)
Future Stockholder Benefit	6.17(b)
Future Transaction Expense Tax Benefit	6.17(b)
Health Care Licenses	4.8(b)
HIPAA	4.17(a)(vi)
HSR Act	4.3(b)
Interim Financial Statements	4.6(a)
Knowledge of Acquiror	5.3(b)
Lenders	5.6(a)(i)

Definition	Location

Letter of Transmittal	3.2(c)
Majority Holders	3.3(b)
March 2007 Required Financial Information	6.13(c)
Marketing Period	6.12(b)
Material Contracts	4.17(a)
Merger	Recitals
MergerCo	Preamble
Order	4.8(b)
Outside Funding Date	6.12(b)
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Pre-Funding Condition	6.12(b)
Rabbi Trust	4.10(g)
Required Financial Information	6.13(d)
Securities Act	6.13(a)
September 2006 Required Financial Information	4.10(g)
SERP	6.17(a)
Short 2007 Tax Year	5.6(d)
Solvency	5.6(d)
Solvent	6.17(a)
Stockholder Benefit	3.3(a)
Surviving Corporation	2.1
Termination Date	8.1(c)
Termination Fee	8.2
Total Merger Payment	3.1(h)
USRPHC	4.15
WARN Act	4.11(c)

ARTICLE II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, MergerCo shall be merged with and into the Company pursuant to which (i) the separate corporate existence of MergerCo shall cease, (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Acquiror and (iii) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 A.M., Eastern Standard time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the parties shall not be required to effect the Closing until the earliest to occur of (i) a date during the applicable Financing Period to be specified by Acquiror on no less than three Business Days' notice to the Company, (ii) the final day of the applicable Financing Period, and (iii) the Termination Date. The day on which the Closing takes place is herein referred to as the "Closing Date".

       (b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware (the "Certificate of Merger") in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the Certificate of Incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the Bylaws shall be amended and restated to be identical to the bylaws of MergerCo and as so amended and restated shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of MergerCo serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
CONVERSION OF SHARES

Section 3.1 Effect on Capital Stock, Warrants and Company Stock Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares, Company Stock Options, Warrants or any shares of capital stock of MergerCo:

                                (a) Capital Stock of MergerCo. Each share of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become 1 share of Class D Common Stock of the Surviving Corporation.

(b) Common Stock, Warrants and Company Stock Options Owned by Company Subsidiaries, Acquiror or MergerCo. Each Share, Warrant and Company Stock Option that is held by any Subsidiary of the Company, and each Share, Warrant and Company Stock Option that is held by Acquiror, MergerCo or any Affiliate of Acquiror or MergerCo, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Common Stock. Except for shares of Common Stock that are subject to Sections 3.1(b), 3.1(d) or 3.1(e) each share of Common Stock shall be cancelled and extinguished and be converted automatically into and become a right to receive the Per Share Merger Consideration.

(d) Treasury Shares. Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 3.1(b) and 3.1(d)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (with respect to shares of Common Stock) or the pro rata portion of the Preferred Purchase Price (with respect to shares of Preferred Stock) unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (with respect to shares of Common Stock) or the pro rata portion of the Preferred Purchase Price (with respect to shares of Preferred Stock), in each case, if any, to which such holder is entitled, without interest. The Company shall give Acquiror (i) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, such demands.

(f) Conversion and Cancellation of Company Stock Options and Warrants. Except for Company Stock Options and Warrants that are subject to Section 3.1(b), each Company Stock Option and Warrant outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into and become a right to receive from the Company cash in an amount equal to the product of (i) the number of Shares for which such Company Stock Option or Warrant, as applicable, is exercisable and (ii) the excess of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option or Warrant, as applicable, less any applicable Taxes deducted or withheld pursuant to Section 3.2(l).

(g) Conversion of Preferred Stock. Except for shares of Preferred Stock that are subject to Sections 3.1(b), 3.1(d) or 3.1(e), each share of Preferred Stock shall be cancelled and extinguished and be converted automatically into and become a right to receive a pro rata portion of the Preferred Purchase Price. The Certificate of Designations shall be amended promptly after the execution of this Agreement to permit the Merger and the transactions contemplated hereby (the "COD Amendment").

(h) Calculation of Certain Amounts. Not later than 3 Business Days prior to the Effective Time, the Company shall deliver to Acquiror an update to Schedule 4.4 of the Disclosure Schedules and a certificate executed by the Company setting forth the following information (the "Consideration Certificate"): (i) the total amount of the Company Transaction Expenses (whether incurred prior to Closing or expected to be incurred following Closing), together with an itemized break-down and description of each Company Transaction Expense; (ii) the total amount to be paid by Acquiror to all holders of Shares, Company Stock Options and Warrants as a result of the consummation of the Merger and the other transactions contemplated hereby (the "Total Merger Payment"); (iii) the amount and a detailed calculation of the Merger Consideration, the Per Share Merger Consideration and the Fully Diluted Shares, (iv) the exercise price of each Company Stock Option and Warrant; (v) the portion of the Total Merger Payment to be paid to the holders of each of (A) the Company Stock Options, (B) the Warrants and (C) each class and series of the Shares; (vi) the total amounts to be paid to (A) the Paying Agent, (B) the Wire Transfer Recipients and (C) the holders of Company Stock Options; and (vii) such other information as Acquiror may reasonably request with respect to the numbers of Shares, Warrants and Company Stock Options held by each holder thereof and the amounts to be paid to each such holder as a result of the consummation of the Merger. At the Closing, the Company shall cause the Stockholder Representative to deliver a certificate, in the form agreed by Acquiror and the Stockholder Representative prior to the date hereof, to Acquiror certifying as to the accuracy and completeness of the information provided pursuant to this Section 3.1(h).

Section 3.2 Payment for Shares, Warrants and Company Stock Options.

(a) Paying Agent. No later than 3 Business Days prior to the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "Paying Agent") pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 3.2. At the Effective Time, Acquiror shall deposit with the Paying Agent, for the benefit of holders of Shares and Warrants (other than the Wire Transfer Recipients), cash (the "Payment Fund") in an amount sufficient to pay the Per Share Merger Consideration for all outstanding shares of Common Stock, the Preferred Purchase Price for all outstanding shares of Preferred Stock and the amount to be paid pursuant to Section 3.1(f) for all outstanding Warrants (other than the Shares and Warrants held by the Wire Transfer Recipients). If for any reason the Payment Fund is inadequate to pay the amounts to which Stockholders and holders of Warrants are entitled pursuant to this Section 3.2, Acquiror shall be liable for the payment thereof. Acquiror or the Surviving Corporation shall pay the expenses of the Paying Agent.

(b) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Acquiror or, after the Effective Time, the Surviving Corporation, in: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a state thereof and having a combined capital surplus in excess of $500,000,000 or (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. Any interest and other income resulting from such investments shall be paid as directed by Acquiror or, after the Effective Time, the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the then remaining amounts to be paid from the Payment Fund as contemplated hereby, Acquiror shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(c) Notice of Exchange. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (other than the Wire Transfer Recipients) as of the Effective Time, of any outstanding certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares and Warrants (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) (a "Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for payment therefor.

(d) Payment by Paying Agent. Upon the surrender of a Certificate for cancellation to the Paying Agent, together with the Letter of Transmittal related thereto duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, promptly and in no event more than 30 days after such surrender, an amount in cash equal to (i) in the case of Common Stock, the product of (A) the number of shares of Common Stock held by such holder and (B) the Per Share Merger Consideration, (ii) in the case of Preferred Stock, the consideration described in Section 3.1(g) and (iii) in the case of Warrants, the consideration described in Section 3.1(f). Until surrendered in accordance with the provisions of this Section 3.2, any Certificate (other than Certificates representing Shares described in Sections 3.1(b) and (d) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Total Merger Payment payable with respect thereto, in cash, without interest, as contemplated herein.

(e) Payment to Wire Transfer Recipients. On the Closing Date, Acquiror shall pay, or cause MergerCo to pay, to the Wire Transfer Recipients the portion of the Total Merger Payment payable to such Wire Transfer Recipients by wire transfer of immediately available funds to the respective bank accounts designated by such Wire Transfer Recipients by written notice to Acquiror and the Company at least 3 Business Days prior to the Closing Date (provided that Certificates issued in the name of such Wire Transfer Recipients and representing the Shares and Warrants held by such Wire Transfer Recipients have been submitted to the Company to the reasonable satisfaction of Acquiror at least 3 Business Days prior to the Closing Date for cancellation at the Effective Time).

(f) Payment to Holders of Company Stock Options. Acquiror shall, at or prior to the Effective Time, deposit the portion of the Total Merger Payment attributable to the Company Stock Options, by wire transfer of immediately available funds, with the Company, for the benefit of the holders of Company Stock Options. Promptly following the Effective Time, the Company shall pay to holders of Company Stock Options the amounts set forth in Section 3.1(f).

(g) No Further Ownership Rights in Shares. The cash paid to the holders of Shares, Warrants and Company Stock Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, Warrants and Company Stock Options, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares, Warrants or Company Stock Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate (other than Certificates representing any Shares described in Sections 3.1(b) and (d) and any Dissenting Shares) shall represent for all purposes only the right to receive the consideration described in Section 3.1 applicable thereto, without any interest thereon, subject to any Taxes deducted or withheld pursuant to Section 3.2(l).

(h) Transfers of Ownership. In the event of a transfer of ownership of Shares or Warrants that is not registered in the transfer records of the Company, payment of the consideration described in Section 3.1 applicable thereto may be made to a transferee if the Certificate with respect thereto is presented to the Paying Agent or Acquiror, as applicable, properly endorsed and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(i) Lost, Stolen and Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Paying Agent or Acquiror, as applicable, shall pay in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Total Merger Payment payable in respect thereof pursuant to this Section 3.2 for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a satisfactory indemnity.

(j) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares or Warrants for 6 months after the Effective Time shall be delivered to the Surviving Corporation on demand. Any holders of Shares or Warrants prior to the Merger who have not exchanged all of their Shares or Warrants, as applicable, in accordance with Articles II and III prior to that time shall thereafter look only to the Surviving Corporation and only as general creditors thereof with respect to any portion of the Merger Consideration payable in respect thereof, without interest.

(k) No Liability. None of the Paying Agent, Acquiror, MergerCo or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(l) Withholding Rights. Each of Acquiror, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 3.3 Stockholder Representative.

(a) Immediately upon obtaining the Company Stockholder Approval, each Stockholder shall be deemed to have consented to the appointment of Investcorp Investment Equity Limited as such Stockholder's representative and attorney-in-fact (the "Stockholder Representative"), with full power of substitution to execute any and all instruments or other documents on behalf of the Stockholders and to do any and all other acts or things on behalf of the Stockholders that the Stockholder Representative may deem necessary or advisable, or that may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder at or following the Closing. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative. Acquiror and MergerCo shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Stockholders, and Acquiror and MergerCo are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By their approval of this Agreement, the Stockholders shall be deemed to have waived any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such Person's capacity as Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct.

(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Stockholders holding a majority of the aggregate Fully Diluted Shares at the Effective Time (the "Majority Holders"). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority

Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Acquiror and, after the Effective Time, the Surviving Corporation.

(c) The approval of this Agreement by the requisite vote or written consent of Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Disclosure Schedules attached hereto (collectively, the "Disclosure Schedules") and subject to Section 9.11, the Company hereby represents and warrants to Acquiror and MergerCo as follows:

Section 4.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company, trust or limited partnership, as applicable, duly organized and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, as set forth on Schedule 4.1(a) of the Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, limited liability company, trust or limited partnership, as applicable, and is in good standing, in each other jurisdiction in which ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except for any such failures that would not reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries of the Company is wholly-owned by the Company and/or by one or more other Subsidiaries of the Company.

(b) The Company has heretofore furnished to Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 4.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining approval of Stockholders representing a majority of the outstanding Shares and, with respect to the COD Amendment, the approval of Stockholders representing a majority of the outstanding Preferred Stock (collectively, the "Company Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for

obtaining the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company, by unanimous written consent on October 19, 2006, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate the Certificate of Incorporation or Bylaws; (ii) conflict with or violate in any material respect any Law applicable to the Company or by which any property or asset of the Company is bound or affected; (iii) conflict with, violate or result in the suspension or cancellation of any material Permit necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted; or (iv) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any Encumbrance under, result in the loss of any material benefit under or the acceleration of any rights under or require any consent of any Person pursuant to, any Material Contract or any lease with respect to any Leased Real Property that is material to the Company and its Subsidiaries.

(b) The Company is not required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required by any applicable federal or state securities or "blue sky" laws and (iv) as may be necessary as a result of any facts or circumstances relating specifically to Acquiror or any of its Affiliates.

Section 4.4 Capitalization. The Company's authorized and outstanding capital stock is as set forth on Schedule 4.4 of the Disclosure Schedules. All of the Shares are validly issued, fully paid and nonassessable. Schedule 4.4 of the Disclosure Schedules sets forth a complete and accurate list of all holders of Shares, Warrants and Company Stock Options and the number of Shares, Warrants and Company Stock Options held by each such holder. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements in effect with respect to the voting or transfer of any of the capital stock of the Company.

Section 4.5 Equity Interests. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any written or oral agreement, contract, lease, instrument, note, option, license, commitment or undertaking of any nature under which it is or may become obligated to make any future investment in or capital contribution to any other Person.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to Acquiror copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2003, 2004 and 2005, and the related audited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's independent auditors (collectively referred to as the "Financial Statements") and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2006 (the "Balance Sheet"), and the related consolidated statements of operations, changes in stockholders' equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the "Interim Financial Statements"). Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of notes and normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements or the notes thereto or (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and its Subsidiaries.

        Section 4.7 Absence of Certain Changes or Events.

(a) Since December 31, 2005, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has:

(i) declared, set aside, made or paid any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments made by any direct or indirect wholly-owned Subsidiary of the Company to any other Subsidiary of the Company and except for dividends of additional shares of Preferred Stock with respect to the Preferred Stock as required pursuant to the terms of the Certificate of Designations;

(ii) acquired, or disposed of, stock or other securities or assets of any Person, except in connection with acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice;

(iii) granted or announced any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than as required by Law or other increases consistent with the past practices of the Company or such Subsidiary;

(iv) made any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(v) made any material tax election or settled or compromised any United States federal, state, local or non-United States income tax liability;

(vi) commenced or settled any material Action; or

(vii) committed, authorized or agreed to do any of the foregoing.

(b) Since December 31, 2005, there has not occurred any event or circumstance that has caused or would reasonably be expected to cause a Material Adverse Effect.

Section 4.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws. Since January 1, 2004, none of the Company or any of its Subsidiaries has received written or oral notice from any Governmental Authority alleging that the Company or any of its Subsidiaries has not complied in any material respect with any Law applicable to the Company or any of its Subsidiaries.

(b) (i) Each of the Company and its Subsidiaries is in possession of all Permits granted by any health care regulatory agency or other Governmental Authority (including any Governmental Authority having jurisdiction over the accreditation, certification, licensing, evaluation or operation of any of the facilities or services of the Company) required for the provision of health care services by the Company or its Subsidiaries and/or the reimbursement of health care costs relating thereto ("Health Care Licenses") necessary for the Company and its Subsidiaries to operate the businesses conducted by the Company and its Subsidiaries as currently conducted (the "Company Health Care Licenses"). Schedule 4.8(b) of the Disclosure Schedules sets forth a true and correct list of the Company Health Care Licenses. All Company Health Care Licenses (x) are valid and in full force and effect, and (y) are in good standing in each jurisdiction in which such Company Health Care Licenses were issued or are required for the operation of the business of the Company in compliance with applicable Laws. The Company is not party or subject to any judgment, order, decree, injunction, ruling or assessment ("Order") or Action with respect to any Company Health Care License. The Company has not received notice of any Order or Action pending or recommended by any Governmental Authority (or, in the case of accreditation, any accreditation body) having jurisdiction over any Company Health Care License to revoke, withdraw, suspend, limit, restrict or impair any Company Health Care License. No event has occurred which, with or without the giving of notice, the passage of time, or both, would (A) constitute grounds for a material violation or order with respect to any Company Health Care License; (B) be reasonably likely to result in the revocation, withdrawal or suspension of any Company Health Care License; (C) result in any material fines, penalties or sanctions against the Company; (D) give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost or, any remedial action of any nature (other than the cure of deficiencies in the ordinary course of business); or (E) result in the imposition of any Encumbrance against the Company or any of its properties under any Company Health Care License, and the Company has received no notice of any of the foregoing.

(ii) Each of the Company and its Subsidiaries is in possession of all Permits, other than Health Care Licenses, necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have, or the suspension or cancellation of, any of such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.9 Litigation. There is no Action by or against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in losses, costs and expenses to the Company and its Subsidiaries in excess of $500,000 or limit or restrict in any material respect the operation of the business of the Company and its Subsidiaries as presently conducted.

Section 4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) of the Disclosure Schedules sets forth (i) a list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has or is reasonably expected to have any present or future liability (directly or indirectly), (ii) a list of all material employment, termination, severance or other contracts, agreements or arrangements, pursuant to which the Company or any of its Subsidiaries currently has any obligation with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries and (iii) a list of all Employee Merger Payments, and the type and amount of the Employee Merger Payments with respect to each recipient or potential recipient of an Employee Merger Payment (collectively, the "Employee Plans"). The Company has made available to Acquiror, with respect to each Employee Plan, a true and complete copy of (where applicable) each Employee Plan, all current summary plan descriptions, the three most recently filed Form 5500s, the most recent determination or opinion letter from the IRS, all material correspondence to or from any Governmental Authority received in the last three years, all discrimination tests for the most recent three plan years, and all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(b) (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan and (iii) no Action (other than claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Employee Plan and, to the Knowledge of the Company, no facts or conditions exist that would reasonably be expected to result in such an Action. Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan that would reasonably be expected to result in a material liability for the Company or its Subsidiaries.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, including any liability that could be imposed if the Company were to fully or partially withdraw from such Employee Plan.

(e) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, including the transactions contemplated by this Agreement, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit to any current or former employee or director that would be considered an "excess parachute payment" within the meaning of Section 280G of the Code.

(f) No Employee Plan provides or reflects or represents any liability to provide welfare benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee's retirement or other termination of employment with the Company and its Subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or (ii) long-term disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an "employee welfare benefit plan" within the meaning of Section (3)(1) of ERISA.

(g) Except for benefits determined pursuant to the terms of the Supplemental Executive Retirement Plan specifically identified on Section 4.10(g) of the Disclosure Schedules (the "SERP"), the Company and its Subsidiaries have no liability or contingent liability under a "nonqualified deferred compensation plan," as defined in Code Section 409A(d)(1). The Company has established a grantor trust (the "Rabbi Trust") to hold assets for the payment of benefits under the SERP. Except in the event of the Company's insolvency, all assets of the Rabbi Trust may only be used for the payment of benefits under the SERP. All contributions for benefits earned under the SERP have been made in full to the Rabbi Trust. No participant or beneficiary of the SERP may become entitled to any benefit under the SERP in excess of the assets of the Rabbi Trust attributable to such participant or beneficiary, and the aggregate benefits of all participants and beneficiaries under the SERP do not exceed the assets of the Rabbi Trust.

Section 4.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to employees of the Company or any of its Subsidiaries. Since January 1, 2004, no labor union or organization has filed a petition with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any employee of the Company or any of its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened Actions concerning labor or employment Law matters with respect to the Company or any of its Subsidiaries, including but not limited to any (i) strike, lockout, material slowdown or material work stoppage with respect to any employees of the Company or any of its Subsidiaries, (ii) material unfair labor practice charge, grievance or complaint filed or pending against the Company or any of its Subsidiaries, or (iii) material Action in which the Company or any of its Subsidiaries is alleged to have violated any Laws relating to employment, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and/or privacy rights of employees.

(b) Neither the Company nor any of its Subsidiaries is subject to, nor, to the Knowledge of the Company, is there any reasonable expectation that the Company or any of its Subsidiaries will be subject to, any material liability with respect to any misclassification of any person as (i) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (ii) an employee exempt from state or federal overtime regulations.

(c) Since January 1, 2004, neither the Company nor any Subsidiary has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary or (ii)  a "mass layoff" (as defined in the WARN Act (or any similar state, local or foreign Law)) affecting any site of employment or facility of the Company or any Subsidiary, except in each case that all material liabilities under the WARN Act have been satisfied.

Section 4.12 Insurance. Schedule 4.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company and its Subsidiaries. All such policies are in full force and effect and, to the Knowledge of the Company, no event has occurred that would, by the terms of the policy, reasonably be expected to give any insurance carrier a right to terminate any such policy prior to its expiration.

(b) Schedule 4.12(b) of the Disclosure Schedules sets forth a true and complete list, in all material respects, of all claim activity from June 30, 2001 through March 31, 2006, both open and closed, under the general and professional liability policies maintained by the Company and its Subsidiaries and all claim activity from June 30, 2001 through June 30, 2006, both open and closed, under the workers' compensation policies maintained by the Company and its Subsidiaries.

Section 4.13 Real Property.

(a) Schedule 4.13(a) of the Disclosure Schedules contains a true, complete and correct list of (i) the street addresses for each parcel of Owned Real Property and (ii) the current owner(s) of each parcel of Owned Real Property. The Company or its Subsidiaries have good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no leases, subleases, licenses, concessions, or other agreements that are material to the Company and its Subsidiaries granting to any Person besides the Company and its Subsidiaries the right of use or occupancy of any portion of the Owned Real Property. The Company and its Subsidiaries have made available to Acquiror a true, correct and complete copies of each deed for each parcel of Owned Real Property and the title insurance policies, title reports and surveys relating to each parcel of the Owned Real Property, together with all addenda, modifications, and amendments thereto, in each case in the possession of the Company or any of its Subsidiaries.

(b) Schedule 4.13(b) of the Disclosure Schedules contains a true, complete and correct list of (i) the street addresses for each parcel of Leased Real Property and (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Each Leased Real Property is free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each lease and sublease relating to the Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects. To the Knowledge of the Company, the Company and its Subsidiaries are not in default in any material respect under any such lease or sublease and there exists no event of default or event, occurrence, condition or act which, with the giving of notice or lapse of time, would become a default under any such lease or sublease beyond any applicable notice or cure period. The Company and its Subsidiaries have made available to Acquiror true, correct and complete copies of the leases and subleases (including ground leases, if any) relating to all of the Leased Real Property, together with all addenda, modifications, and amendments thereto, in each case in the possession of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have not granted and, to the Knowledge of the Company, there are currently no outstanding options or rights of first refusal of any third party to purchase or lease the Owned Real Property, or any portion thereof or interest therein.

(d) There are no (i) pending or, to the Knowledge of the Company threatened condemnation proceedings by any Governmental Authority relating to any portion of the Real Property; (ii) material special assessments by any Governmental Authority affecting any portion of the Real Property; or (iii) pending or, to the Knowledge of the Company, threatened enforcement proceedings relating to an alleged zoning violation affecting any portion of the Real Property.

Section 4.14 Intellectual Property. Schedule 4.14 of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, and registered copyrights and applications for registration of copyrights owned by the Company or any of its Subsidiaries and used in the Company's or any of its Subsidiaries' businesses. The Company and its Subsidiaries own or possess licenses or other rights to use all Intellectual Property used in their businesses and no rights of such Intellectual Property have been granted to any Person by the Company or any of its Subsidiaries. The use by the Company and each of its Subsidiaries of their respective Intellectual Property does not infringe upon the Intellectual Property of or otherwise violate the rights of any Person, except for any such infringements or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no claim has been asserted or threatened that the use or exploitation by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries infringes the Intellectual Property of any third party.

Section 4.15 Taxes. All material Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained) and all such Returns are complete and correct in all material respects. All Taxes shown to be payable on such Returns have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. The Company has provided Acquiror with copies of all extensions of time filed with respect to all income Returns that are currently subject to such extensions. There are no Tax liens on the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances). The Company is not a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date. Neither the Company nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member. The Company and its Subsidiaries are not, and have not ever been, a party to any Tax sharing indemnity or similar agreement allocating tax liability that will not be terminated on the Closing Date without any future liability to the Company or any of its Subsidiaries (including for past Taxes). No material claim has ever been made by any Taxing authority in a jurisdiction in which any of the Company or its Subsidiaries does not file Returns that any such person is or may be subject to Taxation by that jurisdiction, and, to the Knowledge of the Company, no basis exists for any such claim to be made. The Company and its Subsidiaries have not agreed to, and are not required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local or foreign law), and neither the Internal Revenue Service nor any other Tax authority has proposed any such adjustments or changes in the accounting methods of the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to include in income during a taxable period that ends after the Closing Date any income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed method of accounting or otherwise. Neither the Company nor any of its Subsidiaries has been a party to a transaction to which Section 355 of the Code applied or was intended to apply, nor was any stock or securities of the Company or any of its Subsidiaries distributed in such a transaction. Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulation Sections 1.6011-4(b)(2). The Company has provided Acquiror with information with respect to all material direct transfers of equity interests in the Company after August 1998, and has provided Acquiror with forms of representation letters with respect to certain indirect ownership of the Company's equity as of October 20, 2004, and thereafter. The Company has not received any written notice from any taxing authority that the Company or any of its Subsidiaries is the subject of an audit or examination regarding any material issues regarding Taxes.

Section 4.16 Environmental Matters.

(a)  (i) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all Environmental Permits, (ii) there are no material Actions or written claims pursuant to any Environmental Law pending or threatened in writing against the Company or its Subsidiaries alleging a violation of or liability under, Environmental Laws and (iii) there have been no material Releases of Hazardous Materials at, on, to, under, or emanating from any Owned Real Property or Leased Real Property or, to the Knowledge of the Company, any property formerly owned or leased by the Company or its Subsidiaries ("Former Properties"), or to the Knowledge of the Company, any property to which Hazardous Materials from any Owned Real Property, Leased Real Property, or Former Property were transported for treatment, storage, handling or disposal.

(b) The Company has provided Acquiror all material environmental, assessments, reports, investigations, audits, or studies in its possession or control relating to the Owned Real Property and Leased Real Property.

                               (c) The representations and warranties contained in this Section 4.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or its Subsidiaries.

Section 4.17 Material Contracts.

(a) Schedule 4.17(a) of the Disclosure Schedules lists each of the following contracts and agreements of the Company and its Subsidiaries (such contracts and agreements as described in this Section 4.17(a) being "Material Contracts"):

(i) all contracts or agreements that provide for payment or receipt by the Company or any of its Subsidiaries of more than $500,000 per year, including any such contracts and agreements with customers or clients;

(ii) all contracts and agreements relating to indebtedness for borrowed money;

(iii) all contracts and agreements that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv) all material joint venture, partnership or similar agreements or arrangements;

(v) any guarantee or indemnification agreement;

(vi) any agreement with any "business associates" as such term is defined in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA");

(vii) any Medicaid or Medicare provider agreements;

(viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date hereof of any assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix) any settlement agreement that includes continuing obligations or restrictions on the Company or any of its Subsidiaries;

(x) any contract, agreement or commitment for capital expenditures having a remaining balance in excess of $250,000;

(xi) any software licenses that are material to the business and operations of the Company and its Subsidiaries, taken as a whole

(xii) any contract or agreements that will be in full force and effect after the Closing between the Company or any of its Subsidiaries, on the one hand, and (A) any Affiliate of the Company, (B) any director, officer or employee of the Company or its Subsidiaries or (C) any other person not at arm's length to the Company, on the other hand; and

(xiii) any other contract or agreement that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each Material Contract is valid and binding, in all material respects, on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.18 Brokers. Except for the fees, commissions and expenses that are included in the Company Transaction Expenses, the Company will not be obligated to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.19 Indebtedness. Schedule 4.19 of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of all Indebtedness of the Company and its Subsidiaries.

Section 4.20 Medicaid/Medicare Programs.

(a) The Facilities are certified by each applicable Governmental Authority and any accrediting and certifying organizations having jurisdiction over such Facilities for participation in the Medicare and Medicaid programs, and each Facility is in substantial compliance with conditions of participation of such programs. Each Facility is a party to valid participation agreements for payments by the Medicare and Medicaid programs, which agreements are in full force and effect. No Facility has received written notice from any Governmental Authority regarding any threatened or existing Action to terminate, suspend, revoke or limit any Facility's participation in any Medicare, Medicaid or TRICARE programs.

(b) None of the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective directors, officers has been convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or TRICARE programs related offense. None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of the Companies' or its Subsidiaries' respective directors, officers or employees has been convicted of a violation of Federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility or obstruction of an investigation. None of the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective directors, officers, or, to the Company's Knowledge, employees has been excluded or suspended from participation in Medicare, Medicaid or TRICARE programs, or have been debarred, suspended or are otherwise ineligible to participate in Federal programs.

(c) None of the Company or any of its Subsidiaries or any of the Company's or its Subsidiaries' respective directors or officers has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (other than legal concessions, travel and entertainment or other legal items arising in the ordinary course of business) to any Person, regardless of form, whether in money, property or services to (i) obtain favorable treatment in securing business, (ii) pay for favorable treatment for business secured or (iii) obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiaries or any of their respective businesses.

(d) The Company and each of its Subsidiaries have filed all material claims or other material reports required to be filed with respect to the purchase of services by third-party payors under Medicare or Medicaid. All such claims or reports are complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries have received any written notice or, to the Knowledge of the Company, any oral notice of any material pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen any Medicare or Medicaid claims determinations or other reports required to be filed by the Company or any of its Subsidiaries in order to be paid by a payor for services rendered.

Section 4.21 HIPAA Compliance. The Company and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems as are necessary to bring the Company and its Subsidiaries into compliance with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

Section 4.22 Hill-Burton Act. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any previous owner of the Facilities has received any funding in connection with the Facilities under the federal Hill-Burton Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGERCO

Except as set forth in the Acquiror Disclosure Schedules attached hereto (the "Acquiror Disclosure Schedules") and subject to Section 9.11, Acquiror and MergerCo, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Each of Acquiror and MergerCo (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Acquiror and MergerCo have heretofore furnished to the Company complete and correct copies of its certificate of incorporation and bylaws as in effect on the date hereof and as proposed to be in effect immediately prior to the Closing Date.

        Section 5.2 Authority. Each of Acquiror and MergerCo has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Acquiror and MergerCo of this Agreement and the consummation by Acquiror and MergerCo of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Acquiror and MergerCo and by Acquiror as the sole stockholder of MergerCo. No other corporate proceedings on the part of Acquiror or MergerCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and MergerCo, as applicable. This Agreement constitutes the legal, valid and binding obligation of Acquiror and MergerCo, as applicable, enforceable against Acquiror and MergerCo, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Acquiror and MergerCo of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror or MergerCo; (ii) conflict with or violate any Law applicable to Acquiror or MergerCo or by which any property or asset of Acquiror or MergerCo is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which Acquiror or MergerCo is a party, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or MergerCo to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Neither Acquiror nor MergerCo is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and MergerCo of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or "blue sky" laws. To the Knowledge of Acquiror, there are no facts or circumstances relating to Acquiror or any of its Affiliates that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. "Knowledge of Acquiror" means the actual (but not constructive or imputed) knowledge of the persons listed on Schedule 1.1(a) as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

Section 5.4 No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, MergerCo has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 5.5 No Outside Reliance. Neither Acquiror nor MergerCo has relied or is relying on any statement, representation or warranty concerning the Company, any of its Subsidiaries or any of its Representatives other than those expressly made in this Agreement.

Section 5.6 Financing; Solvency.

(a) (i) Acquiror has received and accepted and agreed to a commitment letter dated October 19, 2006 (the "Commitment Letter") from Credit Suisse, Credit Suisse Securities (USA) LLC, CIBC World Markets Corp. and CIBC Inc. (collectively, the "Lenders") relating to the commitment of the Lenders to provide senior debt financing (the "Bank Financing") and high yield bridge financing (the "Bridge Financing") in an aggregate amount of $755,000,000 to consummate the transactions contemplated hereby (such debt financing, the "Financing").

(ii) A complete and correct copy of the Commitment Letter has been provided to the Company.

(iii) Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letter, shall provide Acquiror with acquisition financing at the Closing sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay related fees and expenses.

(iv) The Commitment Letter is valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Acquiror under the terms and conditions of the Commitment Letter. Acquiror has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter. Acquiror has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter.

                               (b) Each of Acquiror and MergerCo acknowledge and agree that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third-party financing.

(c) As of the Closing, Acquiror shall have taken all measures necessary to ensure that MergerCo will have sufficient cash on hand to pay the Purchase Price. In addition, as of the Closing, Acquiror shall have taken all measures necessary, including, without limitation, the contribution of capital to MergerCo, to ensure that, after giving effect to the transactions contemplated by this Agreement, including the payment of the Purchase Price and the satisfaction of all liabilities of the Surviving Corporation, (i) the Surviving Corporation (or its successors and assigns) will be Solvent and (ii) the Present Fair Saleable Value of the assets of the Surviving Corporation will exceed its debt, plus its total "capital", as such term is determined in accordance with Section 154 of the DGCL.

(d) For purposes of this Agreement, "Solvent" when used with respect to the Surviving Corporation (or its successors and assigns), means that, as of any date of determination (i) the amount of the Present Fair Saleable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Corporation (or its successors and assigns) will be able to pay its debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term "Solvency" shall have its correlative meaning.

Section 5.7 Brokers. Except for MTS Health Partners, L.P., the fees of which will be paid by Acquiror, neither Acquiror nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Except as set forth on Schedule 6.1 of the Disclosure Schedules, or otherwise consented to in writing by Acquiror (which consent shall not be unreasonably withheld or delayed), for the period commencing on the date hereof and ending on the Closing Date, the Company shall conduct its business, and shall cause its Subsidiaries to conduct their businesses, in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, for the period commencing on the date hereof and ending on the Closing Date, except as expressly contemplated by this Agreement or as set forth on Schedule 6.1 of the Disclosure Schedules, or otherwise consented to in writing by Acquiror (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries will:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, except in connection with the exercise or vesting of the Company Stock Options;

(c) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments made by any direct or indirect wholly-owned Subsidiary of the Company to any other Subsidiary or the Company and except for dividends of additional shares of Preferred Stock with respect to the Preferred Stock as required pursuant to the terms of the Certificate of Designations;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire such capital stock or make any other change with respect to its capital structure;

(e) acquire, or dispose of, stock or other securities or assets of any Person, except in connection with acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g) take any actions that would result in the Company and its Subsidiaries having Indebtedness (including, for clarity, letters of credit) in excess of $350,000,000 plus any Indebtedness required to purchase or lease properties under the Restated Master Lease dated as of August 1, 2002, as extended on May 30, 2006, between Harborside Massachusetts Limited Partnership and Nationwide Health Properties, Inc.;

(h) except as contemplated by the Company's capital expenditures budgets for 2006 and 2007 included on Schedule 6.1 of the Disclosure Schedules, authorize, or make any payment or commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole;

(i) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any of its Subsidiaries' rights thereunder, or enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practice (including contracts, agreements or arrangements with customers, vendors, employees or clients);

(j) enter into any Material Contract with (i) any Affiliate of the Company, (ii) any director, officer or employee of the Company or (iii) any of its Subsidiaries or any other Person not at arm's length to the Company;

(k) grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees, other than as required by Law, pursuant to existing commitments on the date hereof under any plans, programs or agreements of the Company or other normal merit increases to employees other than officers in the ordinary course of business consistent with the past practices of the Company or such Subsidiary;

(l) adopt, amend in any material respect or terminate any Employee Plan or enter into any new Employee Plan;

(m) create any Encumbrance upon any of its properties or assets other than Permitted Encumbrances;

(n) make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;

(o) make any material Tax election, settle or compromise any United States federal, state, local or non-United States income tax liability or file any Return other than on a basis consistent with past practice;

(p) commence or settle any material Action; or

(q) commit, authorize or agree to do any of the foregoing.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford Acquiror and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Acquiror with such financial, operating and other data and information as Acquiror may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Acquiror's expense, during normal business hours, under the supervision of the Company's personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Acquiror or its Representatives if such disclosure would, in the Company's sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b) In order to facilitate the resolution of any claims made against or incurred by the Stockholders (as they relate to the Company and its Subsidiaries), for a period of 7 years after the Closing or, if shorter, the applicable period specified in the Company's document retention policy from time to time, the Company shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) afford the Representatives of the Stockholder Representative reasonable access (including the right to make, at the applicable Stockholder's expense, photocopies), during normal business hours, to such books and records; provided, however, that the Company shall notify the Stockholder Representative in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Stockholder Representative and its Representatives the opportunity to copy such books and records in accordance with this Section 6.2(b).

Section 6.3 Stockholder Approval. The Company shall use its commercially reasonable efforts to deliver to Acquiror, promptly following the execution and delivery of this Agreement and in accordance with the DGCL, the Certificate of Incorporation, the Certificate of Designations and the Bylaws, (i) a written consent of the Stockholders holding at least 80% of the outstanding shares of Common Stock (measured by both voting rights and including 100% of the outstanding shares of Class D Common Stock) approving the adoption of this

Agreement and the transactions contemplated hereby, including the COD Amendment; (ii) a written consent of the holders of 100% of the outstanding shares of Preferred Stock approving the adoption of this Agreement and the transactions contemplated hereby, including the COD Amendment, and a waiver by the holders of 100% of the outstanding shares of Preferred Stock of appraisal rights under Section 262 of the DGCL; and (iii) a written waiver of appraisal rights under Section 262 of the DGCL by the holders of 100% of the outstanding shares of Class B Common Stock. Promptly following the execution and delivery of this Agreement and the delivery of the consents described in the prior sentence, the Company shall (x) file the COD Amendment with the Secretary of State of Delaware in accordance with the DGCL and (y) comply with the requirements of Sections 228 and 262 of the DGCL.

Section 6.4 Notification of Certain Matters. Each party hereto shall give written notice to the other parties hereto promptly upon becoming aware of (i) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date and (ii) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 6.4 shall in no event (a) limit or otherwise affect the remedies available hereunder to the other parties hereto upon receiving such notice or (b) survive or have any effect following the Closing.

Section 6.5 No Solicitation. If this Agreement is terminated prior to the Effective Time, neither Acquiror nor its Affiliates will, prior to December 13, 2007, directly or indirectly, without the prior written consent of the Company, solicit (other than a solicitation by general advertisement) any person who is an employee of the Company, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company. Notwithstanding the foregoing, neither Acquiror nor its Affiliates shall be precluded from hiring an employee of the Company who has been terminated by the Company prior to commencement of employment discussions between such party and such employee, provided that such hiring is consistent with such employee's contractual obligations to the Company. Further, Acquiror shall be permitted to utilize general newspaper advertising and recruiters so long as the Company's employees are not identified to the recruiters and are not otherwise specifically targeted by such advertising or recruiters. Acquiror agrees that any remedy at law for any breach by Acquiror of this Section 6.5 would be inadequate, and that the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on Acquiror is too onerous and is not necessary for the protection of the Company, Acquiror agrees that any court of competent jurisdiction may impose such lesser restrictions that such court may consider to be necessary or appropriate properly to protect the Company.

Section 6.6 Takeover Statutes. If any state takeover statute or similar Law shall be or become applicable to the transactions contemplated by this Agreement, each of the Company, Acquiror and MergerCo and their respective Boards of Directors shall grant such approvals and shall take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or Law on the transactions contemplated hereby.

Section 6.7 Employee Benefits.

(a) Acquiror shall provide, or cause to be provided, to the employees of the Company and its Subsidiaries as of the Effective Time (the "Affected Employees"), for a period of 1 year following the Effective Time, compensation and employee benefits that in the aggregate are comparable to either (i) those currently provided by the Company and its Subsidiaries to their employees and as disclosed to the Acquiror prior to the date hereof (but without regard to equity-based compensation, non-qualified deferred compensation and change of control benefits provided by the Company and its Subsidiaries) or (ii) subject to the terms of any applicable collective bargaining agreement, those provided to similarly situated employees of Acquiror and its Affiliates, and Acquiror shall cause to be provided to any Affected Employee who is involuntarily terminated (other than for cause or poor performance) during such 1-year period following the Effective Time severance benefits comparable in the aggregate to those currently provided by the Company and its Subsidiaries to similarly situated employees.

(b) Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued as of the Closing Date by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries. In the event of any change within the 1-year period following the Closing Date in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, Acquiror shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company's or such Subsidiary's then existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Acquiror shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that such credit would result in a duplication of benefits with respect to the same period of services.

(c) Nothing in this Agreement shall be deemed to constitute an amendment to any employee benefit plan of the Company, Acquiror or any of their Affiliates.

Section 6.8 Confidentiality. Any information provided to Acquiror or its Representatives pursuant to this Agreement shall be held by Acquiror and its Representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated June 13, 2006 by and between Acquiror and the Company (the "Confidentiality Agreement").

Section 6.9 Consents and Filings; Further Assurances.

(a) Each of the parties hereto shall use his, her or its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all regulatory approvals and to cause the transactions contemplated hereby to be completed in accordance with the terms hereof as promptly as practicable and shall cooperate fully with each other party and their respective Representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

(i) Promptly upon execution and delivery of this Agreement, each of Acquiror, MergerCo and the Company shall prepare and file as promptly as possible, or cause to be prepared and filed, with the appropriate Governmental Authority, notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, supply all information required by such Governmental Authority in connection with the HSR Act notification and cooperate with each other in responding to any such request. Each of the parties shall cooperate with each other in promptly filing any other necessary applications, reports or other documents with any Governmental Authority having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Authority.

(ii) Notwithstanding anything herein to the contrary, each of Acquiror and MergerCo agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously consummate the transactions contemplated hereby no later than the Termination Date. In addition, Acquiror shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring by the Termination Date. In the event any claim, action, suit, investigation, or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation, or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(b) The Company shall use its commercially reasonable efforts to obtain all consents, waivers and approvals under any Material Contract or lease with respect to any Leased Real Property listed or required to be listed under Schedule 4.3(a)(iv) of the Disclosure Schedules.

Section 6.10 Public Announcements. Prior to the Closing Date, no party hereto shall, without the prior approval of the other parties hereto (which shall not be unreasonably withheld), issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such disclosing party shall be so obligated by Law or the requirements of any applicable stock exchange, in which case the other parties hereto shall be advised, and the disclosing party shall use its reasonable efforts to give the other parties advance opportunity to review and comment on such release or announcement.

Section 6.11 Directors' and Officers' Indemnification.

(a) Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the "D&O Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, interests, awards, judgments, penalties, costs and expenses (including reasonable attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, at or after, the Closing Date (the "D&O Indemnified Liabilities"), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay expenses in advance of the final disposition of any such Action to each D&O Indemnified Party). Without limiting the foregoing, in the event any such Action is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Acquiror, and Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) Acquiror, the Surviving Corporation, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of the Surviving Corporation, any of its Subsidiaries or Acquiror shall be liable for any settlement effected without its prior written consent. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.11 shall notify Acquiror upon learning of any such Action or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.11, except to the extent such failure prejudices such party). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such Action existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date, shall continue in full force and effect for a period of not less than 6 years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) For a period of 6 years from the Closing Date, Acquiror shall cause the Surviving Corporation and its Subsidiaries to maintain, if available, officers' and directors' liability insurance and fiduciary insurance covering the persons who are presently covered by their existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that Acquiror shall not be required to pay more than 200% of the premium paid by the Company for such existing officers' and directors' or fiduciary liability insurance policies during the year immediately preceding the date hereof, which premium is set forth on Schedule 6.11(b) of the Disclosure Schedules.

(c) From and after the Closing, Acquiror agrees that it will cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing, whether asserted or claimed prior to, on or after the Closing, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation, bylaws or other organizational documents in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, however, that the person to whom such expenses are advanced must provide an undertaking to the Company (as appropriate) to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification.

Section 6.12 Financing.

              (a) Acquiror shall use commercially reasonable efforts to arrange and consummate on or before the Outside Funding Date the Bank Financing and, unless a high yield bond offering in an amount at least equal to the amount of the Bridge Financing contemplated by the Commitment Letter (the "Bond Financing") is consummated on or prior to the Outside Funding Date (including by funding into escrow), the Bridge Financing, in each case consistent with the provisions set forth in this Section 6.12 and on the terms and conditions described in the Commitment Letter, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter on a timely basis, (ii) satisfy on a timely basis all conditions applicable to Acquiror in such definitive agreements that are within the control of Acquiror and (iii) cooperate with the Company in ensuring that the Offering Document (as defined in the Commitment Letter) is made available to the Investment Bank (as defined in the Commitment Letter) at least 21 days prior to the Outside Funding Date (or the earlier date specified in Section 6.12(d), as applicable) and the Investment Bank is afforded a marketing period of at least 21 consecutive days prior to the Outside Funding Date, all as contemplated by paragraph 9 of Exhibit D to the Commitment Letter. Acquiror shall use its commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Commitment Letter. In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Acquiror shall use its commercially reasonable efforts to obtain any such portion from alternative sources as promptly as practicable.

(b)  Notwithstanding anything herein to the contrary, in the event that by the last day of the Marketing Period (or by May 9, 2007, if the (1) CP Satisfaction Date occurs after April 15, 2007 and on or before May 9, 2007 and (2) the 2006 Year-End Required Financial Statements are made available to Aquiror on or before March 31, 2007 (the conditions in (1) and (2) being, collectively, the "Pre-Funding Condition")) all or any portion of any Bond Financing has not been consummated, then Acquiror shall cause the proceeds of the Bridge Financing to be funded no later than (i) on the last day of the Marketing Period (or on May 9, 2007, if the Pre-Funding Condition is satisfied) or (ii) 25 days following the CP Satisfaction Date, whichever is later (the period from the CP Satisfaction Date to a date selected by the Acquiror that is no later than 25 days thereafter being the "Bank Syndication Period") . The later of (1) the last day of the Marketing Period (or if the Pre-Funding Condition is satisfied, May 9, 2007) and (2) the last day of the Bank Syndication Period is referred to herein as the "Outside Funding Date," provided that if the Commitment Letter expires or terminates prior to such date, the Outside Funding Date shall be the last day on which the Commitment Letter remains in effect. The period from the CP Satisfaction Date to the Outside Funding Date is referred to herein as the "Financing Period." "Marketing Period" means the first period of 25 consecutive days, ending not later than the Termination Date, commencing on the later to occur of (i) the satisfaction or waiver of all the conditions set forth in Article VII (other than those conditions that, by their terms, may only be satisfied at the Closing) (the date on which such conditions are first satisfied or waived being the "CP Satisfaction Date") and (ii) the receipt by Acquiror of the Required Financial Information for such Marketing Period; provided that the "Marketing Period" shall not be deemed to have commenced or occurred if (A) prior to the completion of any such consecutive 25 day period, the Company's independent accountants shall have withdrawn their audit opinion with respect to any financial statements contained in the Required Financial Information or (B) such Required Financial Information shall not have remained sufficient under Rule 3-05 of Regulation S-X of the rules and regulations promulgated by the Securities and Exchange Commission (except that this clause (B) shall not apply after May 9, 2007 if the Pre-Funding Condition is satisfied).

(c) The Company shall assist and cooperate with Acquiror, and shall use its commercially reasonable efforts to cause its Representatives to assist and cooperate with Acquiror, in connection with Acquiror's efforts to obtain the proceeds of the Financing. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to direct (to the extent it reasonably can) its Representatives to use their commercially reasonable efforts to, at the request of Acquiror, (i) provide, in accordance with the terms of Section 6.2, reasonably required information relating to the Company to the financial institution or institutions providing the Financing, (ii) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (iii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda and similar documents required in connection with the Financing, (iv) obtain accountants' consents, comfort letters, legal opinions, surveys and title insurance as reasonably requested by Acquiror and (v) execute and deliver customary certificates or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Acquiror in connection with the Financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument shall be effective until the Closing and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or expense in connection with the Financing.

(d) Notwithstanding anything herein to the contrary, (i) if the CP Satisfaction Date shall not have occurred on March 31, 2007 and the 2006 Year-End Required Financial Information is delivered to Acquiror on or before March 31, 2007, or (ii) if the CP Satisfaction Date shall not have occurred on May 31, 2007 and the March 2007 Required Financial Information is delivered to Acquiror on or before May 31, 2007, in each case Acquiror shall, in accordance with the requirements of Section 6.12(a), deliver to the Investment Bank an Offering Document, no later than April 9, 2007 or June 1, 2007, as applicable.

Section 6.13 Financial Statements.

(a) The Company shall furnish Acquiror and its Financing sources not later than December 31, 2006 with financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Financing, with respect to the 3 years ended December 31, 2005 and the 9-month periods ended September 30, 2006 and 2005 (the "September 2006 Required Financial Information"). Notwithstanding the previous sentence, the Company shall use its commercially reasonable efforts to furnish Acquiror and its Financing sources with the September 2006 Required Financial Information as promptly as reasonably practicable after December 1, 2006.

(b)  The Company shall furnish Acquiror and its Financing sources not later than March 31, 2007 with financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Financing, with respect to the three years ended December 31, 2006 (the "2006 Year-End Required Financial Information"). Notwithstanding the previous sentence, the Company shall use its commercially reasonable efforts to furnish Acquiror and its Financing sources with the 2006 Year-End Required Financial Information as promptly as reasonably practicable after March 1, 2007.

(c)  The Company shall furnish Acquiror and its Financing sources not later than May 31, 2007 with financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Financing, with respect to the 3-month periods ended March 31, 2007 and 2006 (the "March 2007 Required Financial Information"). Notwithstanding the previous sentence, the Company shall use its commercially reasonable efforts to furnish Acquiror and its Financing sources with the March 2007 Required Financial Information as promptly as reasonably practicable after May 10, 2007.

(d)  For purposes of this Agreement, "Required Financial Information" shall mean: (i) with respect to any Marketing Period ending on or prior to February 6, 2007, the September 2006 Required Financial Information, (ii) with respect to any Marketing Period ending after February 6, 2007, but on or before May 9, 2007, the 2006 Year-End Required Financial Information, and (iii) with respect to any Marketing Period ending after May 9, 2007, the March 2007 Required Financial Information, it being understood that for purposes of this sentence, the end of the Marketing Period shall be 25 days after the CP Satisfaction Date, provided that if the Required Financial Information for such Marketing Period, as so determined, shall not have been delivered on or before 25 days prior to the date on which a different clause of this sentence (i.e. clause (ii) rather than clause (i), or clause (iii), rather than clause (ii), as applicable) would determine the Required Financial

Information, the Required Financial Information shall be determined on the basis of that different clause, except that if that different clause is clause (ii) of this sentence and the 2006 Year-End Required Financial Information is not delivered at least 25 days prior to May 9, 2007, the Required Financial Information shall in any event be the March 2007 Required Financial Information. Notwithstanding the foregoing, if the Pre-Funding Condition is satisfied, the Required Financial Information shall be the 2006 Year-End Required Financial Information.

Section 6.14 Parachute Payments. With respect to each employee of the Company who is, or would reasonably be expected to be as of the Closing Date, a "disqualified individual" (as defined in Section 280G(c) of the Code), the Company shall (i) obtain all necessary waivers from any such employee of the portion of any payments or economic benefit that would otherwise constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), which portion would be exempt from the definition of "parachute payment" by reason of the exemption provided under Section 280G(b)(5)(A)(ii) of the Code if the shareholder approval required by such Section were obtained, and (ii) use its commercially reasonable efforts to so exempt such payments (including, without limitation, obtaining any necessary shareholder consents) as soon as reasonably practicable following the date of this Agreement.  Within a reasonable period of time prior to taking such actions, the Company shall deliver to Acquiror for review and comment a copy of any documents or agreements necessary to effect this Section 6.14, including but not limited to, any consent form, disclosure statement or waiver.

Section 6.15 Stockholder Information. Prior to the Closing, the Company shall deliver to Acquiror duly executed certificates representing certain information regarding ownership changes by stockholders of the Company substantially in the form provided by the Company to Acquiror prior to the date hereof, but with required identifying information added to such forms and otherwise as are reasonably acceptable to Acquiror for purposes of determining compliance with Section 382 of the Code.

Section 6.16 Transaction Expenses. On the Closing Date, the Company shall deliver to Acquiror payment letters addressed to the Company from each of the Company's investment bankers, attorneys, accountants, advisors, consultants and all other third-party service providers to whom payments that constitute Company Transaction Expenses and exceed $10,000 are required to be made by the Company in connection with the transactions contemplated by this Agreement. The payment letters shall state that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.

Section 6.17 Transaction Expense Tax Benefit Payments

(a) Acquiror shall pay to each Stockholder, holder of Warrants and holder of Company Stock Options an amount equal to (i) (A) the Current Transaction Expense Tax Benefit divided by (B) the Fully Diluted Shares, times (ii) the aggregate number of shares of Common Stock, Warrants, Company Stock Options and shares of Common Stock issuable upon conversion on the Closing Date of the Preferred Stock outstanding on the Closing Date, in each case, held by such Person immediately prior to the Effective Time (the applicable "Stockholder Benefit") within 10 days of the filing of the federal income tax return of the Company for the taxable period of the Company beginning on January 1, 2007 and ending on the Closing Date

 (the "Short 2007 Tax Year"). The Current Transaction Expense Tax Benefit shall be considered paid and fully satisfied by Acquiror when Acquiror delivers by wire transfer of immediately available funds (i) to the Stockholder Representative, the aggregate Stockholder Benefit payable to all Wire Transfer Recipients (ii) to the Paying Agent, the aggregate Stockholder Benefit payable to all Stockholders and holders of Warrants who are not Wire Transfer Recipients and (iii) to the Company, the aggregate Stockholder Benefit payable to all holders of Company stock Options. The Stockholder Representative shall deliver, from the amount paid to it by Acquiror, to each Wire Transfer Recipient, such Wire Transfer Recipient's applicable Stockholder Benefit. The Paying Agent shall deliver, from the amount paid to it by Acquiror, to each Stockholder and holder of Warrants who is not a Wire Transfer Recipient, such Person's applicable Stockholder Benefit. The Company shall deliver, from the amount paid to it by Acquiror, to each holder of Company Stock Options, such Person's applicable Stockholder Benefit net of any amount the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. The "Current Transaction Expense Tax Benefit Amount" shall equal the actual reduction, if any, in Taxes of the Company for the Short 2007 Tax Year as a result of the current deduction for such Tax year of the (i) the amount of any Employee Merger Payments, (ii) any compensation attributable to payment to the holders of Company Stock Options and (iii) any unamortized deferred financing fees on the books of the Company as of the Closing Date (collectively, the "Deductible Transaction Expenses"), computing the reduction for the Short 2007 Tax Year by comparing the Tax liability of the Company without the deduction for the Deductible Transaction Expenses against the Tax liability of the Company with the deduction for the Deductible Transaction Expenses for Short 2007 Tax Year, in both cases after taking into account all other expenses, losses, net operating loss carryovers and other Tax attributes of the Company.

(b) Acquiror shall pay to each Stockholder, holder of Warrants and holder of Company Stock Options an amount equal to (i) (A) the Future Transaction Expense Tax Benefit divided by (B) the Fully Diluted Shares times (ii) the aggregate number of shares of Common Stock, Warrants, Company Stock Options and shares of Common Stock issuable upon conversion on the Closing Date of the Preferred Stock outstanding on the Closing Date, in each case, held by such Person immediately prior to the Effective Time (the applicable "Future Stockholder Benefit") within 10 days of receipt of such Future Transaction Expense Tax Benefit. The Future Transaction Expense Tax Benefit shall be considered paid and fully satisfied by Acquiror when Acquiror delivers by wire transfer of immediately available funds (i) to the Stockholder Representative, the aggregate Future Stockholder Benefit payable to all Wire Transfer Recipients (ii) to the Paying Agent, the aggregate Future Stockholder Benefit payable to all Stockholders and holders of Warrants who are not Wire Transfer Recipients and (iii) to the Company, the aggregate Future Stockholder Benefit payable to all holders of Company stock Options. The Stockholder Representative shall deliver, from the amount paid to it by Acquiror, to each Wire Transfer Recipient, such Wire Transfer Recipient's applicable Future Stockholder Benefit. The Paying Agent shall deliver, from the amount paid to it by Acquiror, to each Stockholder and holder of Warrants who is not a Wire Transfer Recipient, such Person's applicable Future Stockholder Benefit. The Company shall deliver, from the amount paid to it by Acquiror, to each holder of Company Stock Options, such Person's applicable Future Stockholder Benefit net of any amount the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. The "Future Transaction Expense Tax Benefit" shall equal the actual reduction, if any, in Taxes of the Company, Acquiror, or any Affiliate of Acquiror for any taxable period of the Company that begins after the Closing Date, or of Acquiror, or any Affiliate of Acquiror, that includes or begins after the Closing Date as a result of the deduction of the Deductible Transaction Expenses (including, for purposes of this clause (b), any unamortized deferred financing fees on the books of the Company as of the Closing Date that were not currently deductible in the Short 2007 Tax Year and that are amortized in a later period) or the carryforward of net operating losses attributable to such Deductible Transaction Expenses that were not taken into account in the Short 2007 Tax Year, computing the reduction by comparing the Tax liability of the Company, Acquiror, or any Affiliate of Acquiror, as the case may be, without the deduction for such Deductible Transaction Expenses against the Tax liability of the Company, Acquiror, or any Affiliate of Acquiror, as the case may be, with the deduction for such Deductible Transaction Expenses for such taxable period, in all cases after taking into account all other expenses, losses, net operating loss carryovers and other Tax attributes of the Company, Acquiror, or any Affiliate of Acquiror, as the case may be, other than the Deductible Transaction Expenses, and shall be deemed received as of any date for the payment of estimated Taxes or as of the date of any refund of Taxes with respect to which there has been such an actual reduction in Taxes.

(c) With respect to any Current Transaction Expense Tax Benefit or Future Transaction Expense Tax Benefit, at the time any such benefit is paid to the Stockholders in accordance with Section 6.17(a) and (b) above (or at such time as the Company determines that no such benefit is payable), the Company shall provide the Stockholder Representative with (i) a statement setting forth sufficiently detailed information so as to allow the Stockholder Representative to determine whether the amount and timing of such benefit is correct (or, if the Company has determined that no such benefit is currently payable, sufficiently detailed information supporting that determination) and (ii) such additional information as is reasonably requested by the Stockholder Representative in making its determination.

Section 6.18 Preferred Stock Redemption.  Promptly after the date of this agreement, but in any event not later than December 31, 2006, the Company shall use commercially reasonable efforts to redeem all outstanding shares, if any, of its 13-1/2% Redeemable Preferred Stock, par value $0.01 per share, pursuant to Article 5 of the Certificate of Designations of such stock.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) no Governmental Authority shall have enacted, issued or promulgated any Law (whether temporary, preliminary or permanent) that is then in effect that prevents or prohibits the consummation of the transactions contemplated by this Agreement;

(b) any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed;

(c) Company Stockholder Approval shall have been validly obtained under the DGCL, the Certificate of Incorporation, the Certificate of Designations and the Bylaws; and the COD Amendment shall have been filed with the Secretary of State of Delaware in accordance with Sections 242 and 103 of the DGCL; and

(d) all regulatory approvals required in connection with the change of ultimate ownership and control of the Facilities resulting from the transactions contemplated by this Agreement, the consequence of the failure to obtain such approvals would be to prevent the Company or any of its Subsidiaries from lawfully continuing to operate, own or control the Facilities, including, without limitation, the approvals set forth on Schedule 7.1(d) of the Disclosure Schedules (to the extent that the approvals set forth on such schedule are also set forth on Schedule 4.3(a) of the Disclosure Schedules), shall have been obtained and remain in effect.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, which may be waived in writing by the Company in its sole discretion:

The representations and warranties of Acquiror and MergerCo contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure of all the representations and warranties of Acquiror and MergerCo to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "material adverse effect" set forth therein) would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Acquiror's or MergerCo's ability to consummate the transactions contemplated hereby. Acquiror and MergerCo shall have performed all obligations and agreements in Section 3.2 and complied in all material respects with all other covenants required by this Agreement, in each case, to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of Acquiror and MergerCo a certificate stating that the statements set forth in the preceding sentences are true and accurate, signed by a duly authorized officer of each of Acquiror and MergerCo.

Section 7.3 Conditions to Obligations of Acquiror and MergerCo. The obligations of Acquiror and MergerCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Acquiror and MergerCo in their sole discretion:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure of all the representations and warranties of the Company to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall have performed all obligations and agreements and complied with all covenants required by this Agreement, in each case, to be performed or complied with by it prior to or at the Closing in all material respects. Acquiror and MergerCo shall have received from the Company a certificate stating that the statements set forth in the preceding sentences are true and correct, signed by a duly authorized officer thereof;

(b) The Company shall have delivered to Acquiror a duly executed certificate in a form reasonably acceptable to Acquiror for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3);

(c) All agreements between the Company or its Subsidiaries, on the one hand, and Investcorp International Inc. or any of its Affiliates (other than directors of the Company and its Subsidiaries), on the other hand, shall have been terminated and the Company and its Subsidiaries shall have no remaining obligations thereunder other than indemnification obligations owing to former directors and officers of the Company or its Subsidiaries who are directors, officers or employees of Investcorp International Inc. or its Affiliates;

(d) The Company shall have obtained consents or waivers from the other parties to each of the contracts set forth on Schedule 7.3(d) to the effect that the consummation of the Merger and other transactions contemplated by this Agreement will not conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), result in the creation of any Encumbrance under, result in the loss of any benefit under or the acceleration of any rights under or require a consent pursuant to any of such contracts; and

(e) There shall not have occurred any Material Adverse Effect or any event or circumstance that, individually or in the aggregate, would be reasonably expected to cause a Material Adverse Effect.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by unanimous written consent of Acquiror, MergerCo and the Company;

(b) (i) by the Company, if either of Acquiror or MergerCo breaches or fails to perform in any material respect any of its material representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Acquiror, if the Company breaches or fails to perform in any material respect any of its material representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by Acquiror;

(c) by either the Company or Acquiror if the Merger shall not have been consummated by June 30, 2007 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or

(d) by either the Company or Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.9.

The party terminating this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 4.18 and 5.7 relating to broker's fees and finder's fees, Section 6.8 relating to confidentiality, Section 6.10 relating to public announcements, Section 9.2 relating to fees and expenses, Section 9.5 relating to notices, Section 9.8 relating to third-party beneficiaries, Section 9.9 relating to governing law, Section 9.10 relating to submission to jurisdiction and this Section 8.2 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement (except as set forth below). In the event that on the Termination Date (i) the condition to Closing set forth in Section 7.1(d) has not been satisfied and (ii) the other conditions to Acquiror's obligation to close set forth in Section 7.1 and Section 7.3 have been satisfied (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, which such conditions shall be capable of being satisfied on the Termination Date), then Acquiror shall pay to the Company a termination fee of $8,735,000 (the "Termination Fee") which shall be the sole and exclusive remedy of the Company in the event that the transactions contemplated hereby are not consummated solely as a result of the failure of the condition set forth in Section 7.1(d) (provided that the Termination Fee shall not be the sole and exclusive remedy in the event that the failure to obtain the approvals contemplated in Section 7.1(d) is caused by Acquiror's failure to discharge its obligations to use commercially reasonable efforts to such secure such approvals hereunder).

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of the parties contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section 9.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.

Section 9.2 Fees and Expenses

(a) The Company will pay (i) all costs and expenses incurred by the Company and the Stockholders in connection with the transactions contemplated by this Agreement (including, without limitation, attorneys', accountants', brokers', finders' and investment banking fees and expenses), (ii) at the Closing, all fees and expenses of UBS Securities LLC and Banc of America Securities LLC, financial advisors to the Company, to the extent such fees and expenses have not been previously paid or reimbursed and (iii) any Employee Merger Payments.

(b) Acquiror shall bear all costs and expenses incurred by Acquiror and MergerCo in connection with the transactions contemplated by this Agreement, including (i) the fees and expenses related to any filing made pursuant to the HSR Act, (ii) all fees, expenses or other costs incurred to obtain contractual consents or waivers and (iii) all amounts payable as a result of any termination of employment upon or following the Merger.

Section 9.3 Amendment and Modification. This Agreement may be amended only by a written agreement signed by Acquiror and the Company at any time prior to the Closing Date with respect to any of the terms contained herein.

Section 9.4 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to the Company, to:

Harborside Healthcare Corporation
One Beacon Street
Boston, Massachusetts 02108
Facsimile: (617) 646-5646
Attention: Bruce J. Beardsley

with a copy (which shall not constitute notice) to:

Investcorp International Inc.
280 Park Avenue
36th Floor West
New York, New York 10017
Facsimile: (212) 983-7073
Attention: W. Christian McCollum

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Facsimile: (212) 351-4035
Attention: E. Michael Greaney, Esq.

(b)           if to Acquiror, MergerCo or the Surviving Corporation, to:

Sun Healthcare Group, Inc.
18831 Von Karman
Suite 400
Irvine, California 92612
Attention: Michael Newman, Esq.
Facsimile: (949) 255-7057

with a copy (which shall not constitute notice) to:

O'Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Gregory Patti, Esq.
Facsimile: (212) 326-2061

Section 9.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation", unless otherwise specified.

Section 9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth or in any document required to be delivered hereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.11.

Section 9.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 9.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any legal Action relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement.

Section 9.12 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Acquiror or any other Representative or investor of any party hereto.

Section 9.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties except that MergerCo may, without the obligation to obtain the prior written consent of any other party, assign this Agreement or all or any part of its rights or obligations hereunder to 1 or more direct or indirect wholly-owned Subsidiaries of Acquiror (in all or any of which cases Acquiror shall remain responsible for the performance of all of its obligations under this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 9.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.18 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.20 No Consequential Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

Section 9.21 Disclaimer of Implied Warranties.

(a) Notwithstanding any other provision of this Agreement, Acquiror and MergerCo acknowledge and agree that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, except as expressly set forth in this Agreement, and neither Acquiror nor MergerCo is relying on any information concerning the Company except as so expressly set forth in this Agreement.

(b) In connection with Acquiror's investigation of the Company, Acquiror has received certain estimates, projections and other forecasts regarding the Company and its Subsidiaries. Acquiror acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that Acquiror is familiar with such uncertainties and that Acquiror is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, the Company makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

By:  /s/ Richard K. Matros
          Name: Richard K. Matros
          Title:  Chief Executive Officer

HORIZON MERGER INC.

By:  /s/ William Mathies
          Name:  William Mathies
          Title:  President

                                HARBORSIDE HEALTHCARE CORPORATION

By:  /s/ Damian N. Dell'Anno
          Name:  Damian N. Dell'Anno
          Title:    Chairman and Chief Executive Officer

Signature Page to Merger Agreement

SCHEDULES

1.1 (a)	Knowledge
4.1 (a)	Subsidiaries
4.3 (a)	Required Filings and Consents
4.3 (b)	Required Filings and Consents
4.4	CapitalizationCapitalization
4.5	Equity Interests
4.6 (a)	Financial Statements
4.7 (a)	Absence of Certain Changes
4.8 (a)	Compliance with Law
4.8 (b)	Health Care Licenses
4.9	Litigation
4.10 (a)	Employee Benefit Plans
4.10 (b) (ii)	Obligations to be performed under Employee Plans
4.10 (b) (iii)	Actions with Respect to Employees
4.10 (e)	Benefit Plan Payments Due on Consummation
4.10 (g)	SERP
4.11 (a)	Collective Bargaining Contracts; Labor Actions
4.12 (a)	Insurance
4.12 (b)	Insurance Claims
4.13 (a)	Real Property Owned
4.13 (b)	Real Property Leased
4.13 (c)	Rights of First Refusal
4.13 (d)	Condemnation Proceedings
4.14	Intellectual Property
4.15	Taxes
4.16	Environmental Matters
4.17 (a)	Material Contracts
4.19	Indebtedness
4.20 (a)	Medicaid/Medicare Compliance
4.20 (c)	Medicaid/Medicare Contributions, Payments, etc.
5.3 (a) (ii)	Regulatory Consents and Approvals
6.1	Conduct of Business Prior to Closing
6.11 (b)	D&O Insurance Premiums
7.1 (d)	Regulatory Approvals
7.3 (d)	Consents or Waivers for Certain Contracts
9.2 (a)	Employee Merger Payments

(The schedules listed above are not provided herein. However, Sun agrees to furnish such omitted schedules to the Commission upon request.)